Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report, dated March 12, 2004, except for Note 14, as to which the date is March 23, 2004, accompanying the consolidated financial statements of Ortec International, Inc. (a development stage enterprise) contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

New York, New York
August 2, 2006